SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 22, 2005

Apollo Resources International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

000-25873	84-1431425
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 407
Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 389-9800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01.  Entry ito a Material Definitive Agreement.

Effective November 3, 2005, Apollo Resources International, Inc. (the “Company”) announced that it was exercising its contractual right to rescind the March 2005 stock sale transaction with shareholders of JSC Kaliningradneft (“JSC K”).

The Company’s decision comes after protracted efforts to resolve serious issues that were discovered by the Company post-closing, as well as efforts to resolve the failure of JSC K to provide certain critical financial data that was represented in the March agreement.

Specifically, the agreement had called for the transfer of 90% of the issued and outstanding shares of stock of JSC K to the Company; however, it has become apparent that shareholders of JSC K were never in a position to transfer more than 50.10% of the stock. The Company has been in protracted discussion with the owners of the remaining shares but, so far, has been unable to reach a new agreement with them and has agreed to release any claims it may have had in regard to their shares.

Additionally, JSC K, pursuant to the March agreement, was required to provide the Company with audited statements for fiscal years 2003 and 2004, prepared in accordance with U.S. GAAP accounting principals, which JSC K has failed to do despite repeated efforts on the part of the Company to secure them.

As a result of the above issues, the Company is exercising the contractual right of rescission that was reserved to the Company under the March 2005 stock sale agreement, bill of sale, and $18,500,000 convertible debenture.

The Company remains in contact with the ownership of JSC K and a new agreement may be reached. In the meantime, the convertible debenture issued by the Company is cancelled and the Company has reserved certain rights that it may have had under the March agreement with respect to the rescission of the stock sale transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Resources International, Inc.
(Registrant)

Date:	January 20, 2006	By:	/s/ Dennis G. McLaughlin, III
Dennis G. McLaughlin, III,
Chief Executive Officer